        This filing pursuant to Rule 424(b)(5) is identical to the filing made on February 25, 2004, relating to Protective Life Secured Trust 2004-9, under CIK 0000310826 (Protective Life Insurance Company). We are making this filing for the sole purpose of including an optional "serial" tag in the header of the electronic submission to indicate that a reporting entity separate from the Depositor is issuing the Notes. The Prospectus and Prospectus Supplement referred to herein are contained in the filing pursuant to Rule 424(b)(3) made on December 31, 2003 under CIK 0000310826 (Protective Life Insurance Company).

Pricing Supplement No. 9 Dated: February 23, 2004 (To Prospectus Dated December 15, 2003, and Prospectus Supplement dated December 30, 2003) This Pricing Supplement consists of 3 pages.	Filed pursuant to Rule 424(b)(5) File No. 333-100944

Protective Life Insurance Company
Depositor
InterNotes®
Issued Through
Protective Life Secured Trust 2004-9

1.    The Notes

Trade Date: 02/23/2004
Original Issue Date: 02/26/2004
Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE

74367CAJ4	$17,741,000	100%	$354,820.00	$17,386,180.00	5.500%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO

SEMI-ANNUAL	02/15/2020	YES	YES	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.

NO	GA-6008

Terms of Survivor's Option:

Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $ or %
Individual Put Limitation:	[X] $250,000; or
[ ]$
Trust Put Limitation:	Not Applicable.

Optional Redemption Terms:

Optional Redemption Dates: 02/15/2008 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part

Optional Repayment Terms: Not Applicable.

Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part

Form of trust: [X] Delaware statutory trust [  ] Delaware common law trust

Trust Expiration Date: 02/15/2020

Special Tax Considerations: Not Applicable.

Rating of Notes: S&P AA Moody's Aa3

Securities Exchange Listing: [X] No [  ] Yes, Name of Exchange:

Additional Terms: Not Applicable.

Agents:

Banc of America Securities LLC

Incapital LLC

A.G. Edwards & Sons, Inc.

Bear, Stearns & Co. Inc.

Charles Schwab & Co., Inc.

Citigroup

Edward D. Jones & Co., L.P.

Fidelity Capital Markets, A Division of National Financial Services LLC

Merrill Lynch & Co.

Morgan Stanley

Prudential Securities

Raymond James

RBC Dain Rauscher, Inc.

UBS Financial Services, Inc.

Wachovia Securities

2.
The Funding Agreement(s)

Funding Agreement Issuer: Protective Life Insurance Company

Deposit Amount: $17,741,015

Issue Price: $17,386,195

Effective Date: 02/26/2004

Interest Rate: 5.500%

Interest Payment Frequency: SEMI-ANNUAL

Stated Maturity Date: 02/15/2020

Survivor's Option: [X] Yes [ ] No

If yes:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $ or %
Individual Put Limitation:	[X] $250,000; or
[ ]$
Trust Put Limitation:	Not Applicable.

Redemption: [X] Yes [    ] No

        Early Redemption Dates: 02/15/2008 and each Interest Payment Date thereafter.

        Initial Redemption Percentage: 100%

        Annual Percentage Reduction (if any): Not Applicable.

Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Repayment:	[ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part

Rating of Funding Agreement: S&P AA Moody's Aa3

Additional Terms: Not Applicable.

3.
Other Information

Certain matters regarding the notes and their offering will be passed upon:

  •
  for each trust and Protective Life by Nancy Kane, internal legal counsel to Protective Life (as to New York law); and

  •
  for each trust and Protective Life by William L. McCarty, internal legal counsel to Protective Life (as to certain matters of Tennessee law).